Exhibit 99.3

EXECUTION COPY

AMENDED AND RESTATED TERMS AND CONDITIONS OF THE NOTES

NIS 1,166,100,000 (One Billion, One hundred and Sixty Six Million, One Hundred Thousand New Israeli Shekel) Fixed Rate Secured Notes due on the seventh anniversary of the Effective Date (the “Notes”), of S.B. Israel Telecom Ltd. (“Issuer”) are constituted by, are subject to, and have the benefit of, an Assumption Agreement dated as of November 30, 2012 and an amended and restated trust deed (as amended or supplemented from time to time, the “Trust Deed”) between Issuer and Hermetic Trust (1975) Ltd. (the “Trustee”, which expression includes all Persons being trustee or trustees appointed under the Trust Deed).

The Noteholders (as defined below) are bound by, and are deemed to have notice of, all the provisions of the Assumption Agreement and the Trust Deed applicable to them. Copies of the Trust Deed are available for inspection by Noteholders during normal business hours at the registered office for the time being of the Trustee, being at the date hereof 113 Hayarkon Street, Tel-Aviv, Israel (which, subject to change by notice to the Noteholders and Issuer, is the Specified Office of the Trustee (including in its capacity as Registrar).

1.	Definitions

“2012 Dividend Amount” means an amount paid by the Company as cash dividend to its shareholders for the financial year of 2012, which is (a) the lesser of (i) NIS 400,000,000; and (ii) an amount certified by the CFO of the Company stating the distributable profits of the Company as of December 31, 2012, for the financial years 2011 and 2012, as calculated in accordance with the Company’s accounting policies; minus (b) any dividend paid by the Company to its shareholders from the date of the Assumption Agreement and up to (and including) the Effective Date.

“2012 Dividend Amount per Share” means the 2012 Dividend Amount divided by the aggregate number of Shares issued as at 31 December 2012.

“Additional Debentures” shall have the meaning assigned to such term in the Assumption Agreement.

“Additional Shares” shall have the meaning assigned to such term in the Assumption Agreement.

“Affiliate” of a Person means any entity Controlled, directly or indirectly by that Person, any entity that Controls, directly or indirectly, the Person or any entity directly or indirectly under common Control with the Person.

“Applicable Law” means all laws, rules and regulations of the State of Israel applicable to the Issuer and/or the Company and their Subsidiaries, the Licences, all regulations, binding resolutions of competent authorities and orders promulgated under any of the foregoing and any replacements to or amendments of any of the foregoing including, without limitations, with respect to the MoC.

“Acquisition Documents” shall have the meaning assigned to such term in the Assumption Agreement.

“Assumption Agreement” means the Assumption Agreement between the Issuer and the Original Noteholder dated November 30, 2012.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

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“Business Day” means any day on which banks are open for business in the State of Israel.

“Change in Capital” means any future changes in the capital of the Company, including stock splits, reclassifications, reverse splits and other similar events.

“Change of Control” means, at any time, (i) Issuer shall cease to beneficially own at least 28% of the economic and voting interests in the Company; (ii) the Issuer shall cease to have the ability to appoint the majority of the members of the Board of Directors of the Company ; or (iii) Mr. Haim Saban and/or Mrs. Cheryl Saban and/or their legal heirs, shall cease to beneficially own more than 50% of the economic and voting interests in the Issuer and Control directly or indirectly the Issuer.

“Companies Law” means the Israeli Companies Law 1999, as amended from time to time.

“Company” means Partner Communications Company Ltd., Registration Number 520044314.

“Consideration” means consideration paid in respect of a Permitted Disposal.

“Control” means the ability to direct the business of a corporation. The holding of more than 50 per cent. of the voting rights and the ability to appoint the majority of the members of the Board of Directors of such corporation shall each be a conclusive evidence to the existence of Control.

“day” means a day starting at midnight and ending at 23:59 (Israel Time).

“Debentures” means the Original Debentures and the Additional Debentures.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Distribution” shall have the meaning assigned to the term in the Companies Law.

“Distribution Termination Event” occurs when the aggregate cash dividend paid by the Company in respect of the Existing Pledged Shares and the First Portion of the Additional Shares amounts to the Scailex 2012 Dividend Amount.

“Distribution Bank Account” shall have the meaning assigned to it under the Assumption Agreement.

“Effective Date” shall have the meaning assigned to it under the Assumption Agreement.

“Event of Default” means any one of the circumstances described in Condition 10 (Event of Default).

“Excluded Shares” means the difference (if positive) between the number of Shares owned by the Issuer and: 51,000,000 less the number of Shares previously disposed in a Permitted Disposal and subject to adjustment for any partial redemption of the Notes in lieu of purchase of all or part of the Second and/or Third Portion of Additional Shares as provided in the Assumption Agreement (all numbers to be adjusted for any Change in Capital taking place after the date of the Assumption Agreement). For avoidance of doubt Pledged Shares shall not be Excluded Shares.

“Existing Pledged Shares” shall have the meaning assigned to such term under the Assumption Agreement.

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“First Portion of the Additional Shares” shall have the meaning assigned to such term under the Assumption Agreement.

“Final Maturity Date” means the seventh anniversary of the Effective Date.

“GAAP” means, in relation to a company, accounting principles, concepts, bases and policies generally adopted and accepted in Israel.

“Income” means any payment of dividends, compensation, directors’ remuneration, management fees or other similar payments by the Company to the Issuer. For the removal of doubt, directors’ remuneration paid by the Company to any individual Board member shall not be deemed as Income, provided, however, that solely with respect to directors’ remuneration paid to individual directors nominated by the Issuer, such remuneration is made in accordance with customary practices and is approved under all requirements of laws and regulations.

“Indebtedness” means any indebtedness of any Person for money borrowed or raised including (without limitation) any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	amounts raised by acceptance under any acceptance credit facility;

(c)	amounts raised under any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with applicable law and generally accepted accounting principles, be treated as finance or capital leases;

(e)	any counter indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or a financial institution;

(f)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) or are otherwise classified as borrowings under the accounting principles as applicable to the Issuer;

(g)	the amount of any undisputed liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 180 days;

(h)	amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any derivative transaction entered into in connection with the protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account); and

(j)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.

“Interested Party” shall have the meaning assigned to the term in the Israeli Securities Law 1968, as amended from time to time.

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“Issue Documents” the Assumption Agreement, the Trust Deed, the Debentures, and the Notes (as per these Amended and Restated Terms and Conditions of the Notes), including any Schedules, Annexes and Exhibits thereto, as may be amended, supplemented or otherwise modified from time to time. For the removal of doubt, the term “Issue Documents” in these Amended and Restated Terms and Conditions of the Notes shall have the same meaning as the term “New Issue Documents” as such term is defined in the Assumption Agreement.

“Issuer’s Expenses” means payments on account of legal and accounting costs and expenses and payments on account of other costs and expenses of the Issuer (including travel expenses and other direct expenses) all in connection with its holding of the Shares only, to persons or entities who are not Interested Parties of the Issuer or any Affiliate thereof including fees and expenses payable under the Issue Documents (including the cost of the valuation/fairness opinion contemplated in the Assumption Agreement), in an aggregate amount not to exceed NIS 2,925,000 per annum. For the avoidance of doubt, the Issuer shall be entitled, to reimburse any such Interested Party or an Affiliate thereof for any such payments made on its behalf.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Licences” means the licences held or required to be held by the Company or any Subsidiary thereof for the purposes of any communication businesses, as have been, and in the future may be, amended or supplemented from time to time, including, without limitations, the licence dated 7 April, 1998 (and terminating on 1 February 2022) granted to the Company by the MoC for providing mobile radio telephone services using the cellular method (the “MRT Licence”).

“Material Adverse Effect” means any event, occurrence or development having a material adverse effect on: (a) the business, financial condition or results of operations of the Company or the Issuer; (b) the ability of the Issuer to perform its obligations under the Notes or the other Issue Documents; (c) the validity or enforceability of, or the effectiveness or ranking of the Debentures or the rights or remedies of the Trustee or the Noteholders under any of the other Issue Documents; or (d) the Issuer as a result of any relevant change of law, regulation, licence, permit, approval, or other regulatory matter that could affect the ability to perform its obligations under the Notes or the other Issue Documents, but excluding a change as described in (iii) below; provided, however, that (and without affecting the ability of such events (if applicable) from constituting any other Event of Default under the terms of the Notes) an adverse effect on the business of the Company or the Issuer pursuant to clause (a) above that results from any one or more of the following shall not constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred: (i) changes in political conditions in general; (ii) any natural disaster or any acts in the State of Israel of massive military action or war (whether or not declared), and other acts of hostility of similar nature and magnitude, whether or not occurring or commenced before or after the date hereof; or (iii) changes in laws and regulations that do not disproportionately affect the Company or its Subsidiaries differently than other operators of cellular telecommunication business in Israel;

“MoC” means the Israeli Ministry of Communications.

“Net Outstanding Amount” means , at any time, the then Principal Outstanding Amount minus the aggregate amount of cash (if any) then pledged under the Debentures and deposited in the Second Portion Trust Account and in the Third Portion Trust Account;

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“Original Debentures” shall have the meaning assigned to such term in the Assumption Agreement.

“Original Noteholder” means Advent Investments PTE Ltd.

“Permitted Acquisition” means, the acquisition of Additional Shares in the Company.

“Permitted Disposal” means a sale of Pledged Shares pursuant to the terms of Section 4(v) below.

“Person” means any individual, company, corporation, partnership, Joint Venture, association, joint stock company, trust, unincorporated organisation or government or any agency or political subdivision thereof.

“Pledged Shares” means the Shares pledged under the Debentures.

“Principal Outstanding Amount” means, at any time, the then outstanding unpaid principal amount of the Notes.

“Quasi-Security” has the meaning given to that term in section 4(a)(2).

“Remaining Shares” means, in respect of any sale of Shares, the number of remaining Pledged Shares immediately after the completion of any such sale.

“Scailex” means Scailex Corporation Ltd., Registration Number 52-003180-8.

“Scailex 2012 Dividend Amount” means the 2012 Dividend Amount per Share multiplied by 44,850,000 subject to adjustment for Change in Capital occurring from the date of the Assumption Agreement and until 31 December 2012, but not subject to any adjustment for Change in Capital occurring on or after 1 January 2013.

“Second Portion Consideration” shall have the meaning assigned to such term in the Assumption Agreement;

“Second Portion of the Additional Shares” shall have the meaning assigned to such term in the Assumption Agreement;

“Second Portion Trust Account” shall have the meaning assigned to such term in the Assumption Agreement.

“Security Interest” means any mortgage, charge, pledge, lien or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

“Shareholders’ Agreement” means the agreement entered or to be entered into between the Issuer and Scailex regarding their shares in the Company.

“Shares” means ordinary shares of the Company with par value of NIS 0.01 each.

“SPA” means the share purchase agreement dated November 30, 2012 between the Issuer and Scailex for the purchase of Shares.

“Subsidiary” means any entity in which any Person holds: (i) more than 50% of the issued share capital or participation interests; (ii) such share capital as carries directly or indirectly, more than 50% of the shareholder votes in a general meeting; or (iii) the ability to appoint or elect more than 50% of the directors or equivalent of such entity.

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“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature, including value added tax (and including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).”

“Third Portion of the Additional Shares” shall have the meaning assigned to such term in the Assumption Agreement;

“VWAP” means, on any day, the volume weighted average price per Share over a period of thirty (30) trading days ending on that day, which, in the absence of manifest error shall be the Bloomberg VWAP published on the Bloomberg page PTNR IT <Equity> VWAP <GO> for the period commencing 30 trade days prior to that day.

Additional Definitions. Any capitalized terms herein not otherwise defined shall have the meanings assigned thereto in the other Issue Documents, in each case unless the context otherwise requires.

2.	Form, Denomination and Status

(a)	Form and denomination: The Notes are in registered form in the minimum denominations of NIS 390,000 each.

(b)	Status of the Notes: The Notes constitute direct, general and unconditional obligations of the Issuer which will at all times rank pari passu among themselves.

The Notes will be secured by the Debentures. The Debentures will be granted to the Trustee for the benefit of the Noteholders and the Trustee. The Notes will, as a result of the Debentures, rank senior to all existing and future Indebtedness of the Issuer in respect of the Pledged Shares and all assets pledged under the Debentures.

3.	Register, Title and Transfers

(a)	Register: The Registrar will maintain a register (the “Register”) in respect of the Notes in accordance with the provisions of the Trust Deed. In these Conditions, the “Holder” of a Note means the Person in whose name such Note is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof) and “Noteholder” shall be construed accordingly. A certificate (each, a “Certificate”) will be issued to each Noteholder in respect of its registered holding. Each Certificate will be numbered serially with an identifying number which will be recorded in the Register, and shall be made in English.

(b)	Title: The Holder of each Note shall (except as otherwise required by law) be treated as the absolute owner of such Note for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on the Certificate relating thereto (other than the endorsed form of transfer) or any notice of any previous loss or theft of such Certificate) and no Person shall be liable for so treating such Holder.

(c)	Transfers: The Notes shall be freely transferable to:

(i) any Affiliate of the Original Noteholder; and

(ii) any other Person, provided the Original Noteholder and/or its Affiliates retain at all times an aggregate of 66.7% of the Principal Outstanding Amount of the Notes.

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subject to limitations, if any, pursuant to Section 15 of the Israeli Securities Law, 1968 (as may be amended, supplemented or modified from time to time), and provided however that the Notes shall be freely transferable to any third party, without limitation, if any of the following occur:

(i) An Event of Default under Section 9(b), 9(c) and/or 9(d) hereunder has occurred and is continuing; or

(ii) the Trustee has demanded that all or part of the Notes be immediately due and payable, pursuant to the provisions of Section 9 hereunder.

4.	Certain Covenants

(a) Negative Pledge: In this Section (a), “Quasi-Security” means an arrangement or transaction described in clause Section (a)(2) below.

Except as permitted under Section (a)(3) below,

(1)	The Issuer shall not create or permit to subsist any Security Interest over any of its assets.

(2)	The Issuer shall not:

(i) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Issuer or any affiliate of the Issuer;

(ii) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts (excluding customary set off rights included in standard bank documentation that is not put in place for the purpose of financing); or

(iii) enter into any other preferential arrangement having a similar effect (e.g., a share repurchase transaction),

in each case, such shall be prohibited in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(3)	Section (a)(1) and (a)(2) above do not apply to any Security Interest or (as the case may be) Quasi-Security, which is created under the Debentures, or to secure the transactions and restrictions contemplated in the SPA and in the Shareholders’ Agreement.

(4)	The Issuer shall not incur or suffer to exist any Security Interest (including by way of a floating charge) upon the Pledged Shares, other than Security Interests created under the Debentures.

(b)	Impairment of Debentures: The Issuer shall not take or omit to take any action which could adversely affect the validity or enforceability of, or the effectiveness or ranking of, the Debentures.

(c)	Dilution of Shares and Other Equity Interests: The Issuer shall exercise its Control over the Company to prevent the Company from issuing any Shares or

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other equity interests in the Company or securities convertible into Shares or into such other equity interests in the Company to any Interested Party of the Company except for bonus shares and except where distributions are made to all of the Company’s shareholders on a pro rata basis, in which case Interested Parties who are shareholders of the Company shall be entitled to participate. In addition, the Issuer shall prevent the Company from issuing any Shares or other equity interests, unless the proposed issue price multiplied by the number of Pledged Shares at the time the Company makes a valid resolution to issue such Shares is equal to or greater than the Principal Outstanding Amount at such time and no Change of Control occurs as a result of such issue.

(d)	Conduct of Business:

The Issuer shall conduct its business in a proper manner, amongst other things, maintain and exercise its Control over the Company to maintain in all material respects the terms of the Licences and act in all material respects in each case in accordance with, or as required by:

(A)	Applicable Law; and

(B)	its constitutive documents;

The Issuer shall perform in all material respects its obligations under and comply in all material respects with the terms of the Issue Documents.

(e)	Merger: Neither the Issuer nor the Company shall merge into any other Person, unless (x) the Company, shall be the surviving entity of such merger and, (y) in the case of a merger between the Issuer and the Company, the prior written approval of Noteholders holding 66.7% of the Principal Outstanding Amount shall have been obtained with respect to such merger and the alternative and/or additional security to be granted to the Noteholders.

(f)	No Amendment Limitations: Except for an undertaking relating to the “Special Dividend” (which, for the avoidance of doubt, if taken and contracting to the Issue Documents, shall not be binding on the Trustee or the Noteholders without their prior written consent), the Issuer will not limit nor will it agree, consent, accept or otherwise allow any Person to limit its ability or discretion to amend, supplement or otherwise modify the Issue Documents, except for the limitations under the Issue Documents themselves and except for any limitations imposed pursuant to the requirements of the MoC, provided such limitations do not adversely affect the rights of the Noteholders.

(g)	Notification, Reports and Financial Statements: The Issuer shall procure that each set of financial statements delivered pursuant to this Section (g) is prepared in accordance with GAAP and shall furnish within the periods specified below (together with a translation to English, if the original information was in Hebrew) to the Trustee:

(i) as soon as practicable and not later than five Business Days after so becoming aware, details of any event or circumstances that could reasonably be expected to constitute an Event of Default;

(ii) in the case of annual financial statements no later than 105 days after the end of each year, two copies in the English language of the Issuer’s audited separate entity financial statements for the year;

(iii) in the case of quarterly financial statements for the quarters ending 31 March, 30 June and 30 September of each year - no later than 75 days after the end of each respective quarter, two copies in the English language of the Issuer’s unaudited separate entity financial statements for the quarter.

(iv) within 15 days of any request by the Trustee or Noteholder/s holding at least 66.7% of Principal Outstanding Amount, and at the time of the despatch to the Trustee of its annual audited separate entity financial statements, and in any event not later than 105 days after the end of its financial year, a certificate in the English language, signed by two officers of the Issuer certifying that up to a specified date not earlier than seven days prior to the date of such certificate (the “Certified Date”) the Issuer has complied with its obligations under the Notes (or, if such is not the case, giving details of the circumstances of such non-compliance) and that as at such date there did not exist any Event of Default, any Mandatory Redemption Event (as defined in Section 7(b)) or other matter of which such officers have actual knowledge, existing as at such date, or which existed at any time prior thereto since the Certified Date in respect of the previous such certificate (or, in the case of the first such certificate, since the Effective Date), which would affect the Issuer’s ability to perform its obligations under the Issue Documents or (if such is not the case) specifying the same;

(v) at all times give to the Trustee such information and other evidence in each case to the extent available to the Issuer, as the Trustee (acting at the request of Noteholder/s holding at least 66.7% of the Principal Outstanding Amount) shall reasonably require;

(vi) provide to the Trustee copies of all written communications and reports exchanged between the Issuer and the MoC regarding the requirements of the MoC, including holdings of Shares to satisfy the requirements of the MRT Licence regarding the “Israeli Requirement” and holdings of Founding Shareholders and their Substitutes (all as defined in the MRT Licence) (all of the above, the “Restricted Shares”) and advise the Trustee of any direction, decision or ruling issued by the MoC regarding the Restricted Shares or which affects or may affect the Restricted Shares.

(vii) deliver to the Trustee within 30 days of 30 June and 31 December each year (each a “Delivery Date”):

(A) a certificate signed by a duly authorized officer of the Company certifying, as at the relevant Delivery Date the names of all Founding Shareholders or their Substitutes (including any of the above which are Israeli Entities, as defined in the MRT Licence (“Israeli Entities”) as at the relevant Delivery Date and the number of Restricted Shares that each holds in such capacity on that Delivery Date (the “Restricted Shares Particulars”);

(B) a certificate signed as above with details of any changes to the Restricted Shares Particulars since the most recent semi-annual certificate delivered to the Trustee pursuant to (A) above ; and

(C) to the extent available to the Issuer, copies of all agreements entered into, or undertakings given by, the Founding Shareholders or their Substitutes (including any of the above which are Israeli Entities) to any other Founding Shareholders or their Substitutes (including any Israeli Entities) in force regarding fulfillment of the provisions of Article 22A of the MRT License.; and

(viii) together with the annual financial statement, a report setting forth the nature and amounts of the Issuer’s Expenses in the preceding financial year.

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(h)	Further Assurances. The Issuer shall promptly execute any further instruments and take further reasonable action as the Trustee or the Noteholders request in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Issue Documents or the performance of its respective obligations under the Issue Documents.

(i)	Deleted.

(j)	Deleted.

(k)	Excess Distributions. Without derogating from Clause 4(y) below, the Issuer shall procure that the Company shall not pay any dividend or make any other Distribution, direct or indirect, in cash or in kind, which requires court approval pursuant to Section 303 of the Companies Law (including any succeeding provision), or which is not paid or made out of “profits” as defined in Section 302(b) of the Companies Law (including any succeeding provision) (in each case, an “Excess Distribution”), except for an Excess Distribution for the purpose of paying cash dividends to all shareholders in the Company, declared after the occurrence of the Distribution Termination Event.

(l)	Deleted.

(m)	Deleted.

(n)	Unrestricted Shares. The Issuer confirms and undertakes that Shares held by the Issuer representing at least 6.2% of all issued Shares will at all times be Unrestricted Shares and will not constitute, be classified as or otherwise be counted as part of the “Minimum Founding Shareholders Shares” and/or “Minimum Founding Shareholders Holding” and/or “Minimum Israeli Holding Shares” and/or “Minimum Israeli Holding” within the meaning of all such terms in the Company’s Articles of Association and Section 22A of the MRT Licence in each case, as may be amended, supplemented or otherwise modified from time to time (“Unrestricted Shares”, and Shares that are not Unrestricted Shares - “Restricted Shares”). The Issuer shall be permitted to convert Unrestricted Shares into Restricted Shares, and vice versa, strictly for the purpose of complying with the Company’s Articles of Association and Licenses, but subject, however, to all limitations and requirements herein and under the other Issue Documents;

(o)	Deleted.

(p)	No Delisting. The Issuer shall not (i) make or institute any tender offer or merger offer if as a result of such tender offer or merger offer the Shares will be delisted from both the Tel-Aviv Stock Exchange and NASDAQ; (ii) accept any tender offer or merger offer in relation to the Shares pledged under the Debentures; and (iii) accept any tender offer or merger offer in relation to any Shares owned by it if as a result of such tender offer or merger offer the Shares will be delisted from both the Tel-Aviv Stock Exchange and NASDAQ or a Change of Control will occur.

(q)

Voting Covenant. If a Default or an Event of Default shall have occurred and be continuing, the Issuer undertakes to attend or validly appoint its proxy to attend any meeting of the shareholders of the Company and vote by virtue of all of the

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Shares owned by it against the adoption of any resolution in any of the following matters: (a) issuance of Shares or other equity interests in the Company or securities convertible into Shares or other equity interests in the Company (including, without limitation, increasing the registered capital of the Company); (b) sale, transfer, conveyance or other disposition of all or substantially all of the assets of the Company; (c) merger, split or other structural change in or of the Company; (d) any transaction involving an Interested Party; (e) amendment, supplement or other modification of the organizational documents of the Company; or (f) any matter which is prejudicial to the rights of the Noteholders as creditors of the Issuer with respect of the Pledged Shares. The provisions of this Section 4(q) shall supersede and prevail over the provisions of Sections 4(c) and (e).

(r)	Deleted.

(s)	Acquisitions

(1)	Except as permitted under Section (s)(2) below, the Issuer shall not:

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(2)	Section (s)(1) above does not apply to an acquisition of Shares which is a Permitted Acquisition.

(t)	Joint ventures

(1)	the Issuer shall not enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(2)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(u)	Holding Company

The Issuer shall not trade, carry on any business, own any assets or incur any liabilities except for:

(1)	entering into Permitted Acquisitions, into the SPA and any ancillary agreements and agreements which are required to be entered into under the SPA, the Shareholders’ Agreement, a possible agreement with Bank Leumi L’Israel Ltd. in terms substantially similar but not better to Bank Leumi L’Israel Ltd. than the terms included in the agreement between Bank Leumi L’Israel Ltd. and Scailex dated August 21, 2009, and a management agreement on customary terms with the Company and, in each case, in a manner and pursuant to such terms that will not adversely affect the rights of the Noteholders;

(2)	any liabilities under the Issue Documents to which it is a party and professional fees and administration costs and owning any assets all as may be required in the ordinary course of business as a holding company.

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(v)	Disposals

(1)	Except as permitted under Section (v)(2) below, the Issuer shall not execute a single transaction or a series of transactions (whether related or not) whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(2)	Section (v)(1) above does not apply: (i) to a sale of Excluded Shares; or (ii) to a sale of Shares with regard to which all of the following apply:

a.	Would not result in a Change of Control.

b.	At the time of entry into a binding agreement for the sale of Shares VWAP multiplied by the number of Remaining Shares is equal to or greater than the then Net Outstanding Amount (assuming application of the Consideration to reduce the Principal Outstanding Amount as contemplated in Section 7(c) below)

c.	Upon completion of such Disposal, the Consideration is paid in cash and is paid in full to the Trustee and applied pursuant to the provisions of Section 7(c) hereunder; and

d.	Settlement in respect of such sale of Shares occurs not later than five trade days following the entry into the binding agreement for the sale of such shares.

(a “Permitted Disposal”).

Shares being disposed of under a Permitted Disposal shall be released form any pledges in favour of the Noteholders or the Trustee.

(w)	Loans or credit

The Issuer shall not be a creditor in respect of any Financial Indebtedness.

(x)	No Guarantees or indemnities

The Issuer shall not incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(y)	Dividends and equity redemption

Subject to last paragraph of this sub-section, the Issuer shall not:

(1) declare, make or pay any dividend, charge, fee or other Distribution (or interest on any unpaid dividend, charge, fee or other Distribution) (whether in cash or in kind) on or in respect of its shares and other equity securities (or any class of its shares or other equity securities);

(2) repay or Distribute any dividend or share premium reserve;

(3) pay any management, advisory or other fee to or to the order of any of the shareholders and other equity holders of the Issuer; or

(4) redeem (at Issuer’s will or at the requirement of its shareholders and other equity holders), repurchase, defease, retire or repay any of its share capital or resolve to do so.

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In each case, other than in an amount not exceeding the aggregate amount released to the Issuer pursuant to the terms of Section 7(c) below and amounts released from the Second Portion Trust Account and/or from the Third Portion Trust Account pursuant to the terms of the Assumption Agreement as well as any Consideration received for the sale of Excluded Shares and any Income paid in respect of Excluded Shares.

(z)	Financial Indebtedness

the Issuer shall not incur or allow to remain outstanding any Financial Indebtedness other than under the Issue Documents.

(aa)	Capital Contributions and Share capital

(1) Subject to all other limitations and covenants herein, the Issuer may accept capital contributions or funds disbursed against the issuance of redeemable shares, which contributions or disbursements may be made by the Issuer’s shareholders at their sole discretion and at any time, provided, however, that (i) the receipt or making of such capital contribution or disbursement does not result in the Issuer incurring any indebtedness or otherwise assuming any payment obligations to any person, and (ii) that if new shares, assets or other equity securities of any kind are issued or granted to any person in respect of such capital contributions or disbursements, then concurrently with the granting or issuance of such shares, assets and/or equity securities, the recipient thereof will pledge in favour of the Trustee to the benefit of the Noteholders such shares, assets and equity securities (including the voting rights), by a first ranking fixed pledge, in accordance with debentures in the form and substance used in respect of their existing shares in the Issuer as of the Effective Date. Funds received as such capital contributions may be used for any of the Issuer’s needs in connection with activities permitted or not prohibited to be undertaken by the Issuer under the provisions of the Issue Documents, including without limitation, for operating expenses and for the purpose of making interest or principal payments due on account of the Notes.

(2) The Issuer shall not issue any additional shares unless such shares are pledged to the Noteholders and the Trustee.

(bb)	Organisational Documents

The Issuer shall not amend its articles of association, and shall procure that the Company does not amend its articles of association in a manner that may materially and adversely affect the rights of the Noteholders, in each case, without the prior written consent of the Trustee.

(cc)	Shareholders Agreement

The Issuer shall not agree to any amendment or modification to the Acquisition Documents in a manner that may materially and adversely affect the rights of the Noteholders without the prior written consent of the Trustee.

5.	Interest

(a)

Accrual of interest: The Notes as amended and restated, bear interest from the Effective Date (excluding) on their principal amount outstanding, payable on the date falling nine months after the Effective Date (the “Initial Payment Date”) and then every six months thereafter and on the Final Maturity Date (each, an “Interest Payment Date”) (each payment to be made as set forth in Section 8 (Payments)

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below); provided, however, that, if any Interest Payment Date would occur on a date which is not a Business Day, then the interest payable on such Interest Payment Date will be paid on the next Business Day (and, for the avoidance of doubt, no change shall be made in the Record Date (as defined below) as a result of such delayed payment). Each period beginning on (and including) the Effective Date or any Interest Payment Date and ending on (but excluding) the next Interest Payment Date is herein called an “Interest Period”. The Interest Payment Date shall initially fall on the Initial Payment Date, and every six months thereafter from and including the Initial Payment Date, and the last Interest Payment Date shall fall on the Final Maturity Date. On the Initial Payment Date the interest payable to the Noteholders shall be calculated for the preceding nine months. On the Final Maturity Date the interest payable to the Noteholders shall be calculated for the preceding three months.

Each Note will cease to bear interest from the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused, in which case it will continue to bear interest in accordance with this Condition 5 and Condition 6 (both before and after judgment) until the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder.

(b)	Rate of interest: The rate of interest applicable to the Notes (the “Rate of Interest”) shall be 2% per annum.

(c)	Calculation of Interest Amount: the amount of interest (the “Interest Amount”) payable in respect of each Note for any Interest Period (except for the period between the Effective Date and the Initial Payment Date and except for the period immediately prior to the Final Maturity Date) will be calculated by applying the Rate of Interest for such Interest Period (i.e., 1% for each 6 month period) to the outstanding principal amount of the Notes, provided, however, if interest is to be calculated for a period not ending on an Interest Payment Date, it shall be calculated by applying the Rate of Interest to the relevant amount and multiplying the product by the actual number of days in the period from and including the date from which interest begins to accrue to but excluding the date on which it falls due divided by 365, rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

6.	Default Interest

(a)	Default Interest: Upon the occurrence of an Event of Default or in the case of any late payment of any amount, a Default, interest (“Default Interest”) shall accrue on the outstanding principal amount under the Notes (both before and after judgment) at a rate which is 6% per annum higher than the Rate of Interest, until such Event of Default or Default, as the case may be, shall have been cured to the full satisfaction of the Noteholders.

(b)	Default Interest Calculation: The amount of Default Interest payable in respect of each Note for any Interest Period, or any other period, shall be calculated on the basis described in Condition 5(c) (Calculation of Interest Amount).

7.	Redemption and Purchase

(a)	Scheduled redemption: the Notes will be redeemed in one instalment on the Final Maturity Date.

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(b)	Mandatory Full Redemption: the Notes will become immediately redeemable in full upon the occurrence of any of the following events (each a “Mandatory Redemption Event”):

(i)	Change of Control;

(ii)	Issuer or the Company sells, transfers, conveys or otherwise disposes of all or substantially all of its assets.

The Trustee shall not be responsible for ascertaining or monitoring whether or not a Mandatory Redemption Event has occurred and, unless and until it has actual knowledge to the contrary in writing, shall be entitled to assume that no such event has occurred.

(b1)	Mandatory Initial Partial Redemption - on the Effective Date the Issuer shall pay an amount of NIS 46,800,000 (Forty six million eight hundred thousand New Israeli Shekel) for the partial redemption of the Notes’ principal to the Original Noteholder;

(c)	Mandatory Partial Redemption: in the event of the occurrence of any Permitted Disposal (other than a sale of Excluded Shares) or any payment of Income (other than Income paid in respect of Excluded Shares), such Income and Consideration, as the case may be, shall be paid in full to the Trustee. The Trustee shall apply such Income or Consideration in the following manner -

(i) In respect of Income paid to the Trustee -

(1) First for the repayment of any amount outstanding on account of expenses owing to the Trustee (or any permitted delegate thereof) pursuant to the terms of the Trust Deed and any due and owing interest on the Notes;

(2) Second an amount not to exceed the outstanding amount on account of Issuer’s Expenses or reimbursement thereof, if any, will be released to the Issuer;

(3) Third an amount equal to the next scheduled interest payment on the Notes shall be retained in the pledged account unless such amount has already been deposited in the pledged account; and

(4) Fourth any remainder shall be applied -

(i) if at such time the VWAP multiplied by the number of Pledged Shares was less than the Net Outstanding Amount or if the Principal Outstanding Amount is greater than NIS 559,650,000 then 100% of the proceeds will be paid to the Trustee and distributed by the Trustee pro rata to each Noteholder and be applied towards the Principal Outstanding Amount.

(ii) if at such time the VWAP multiplied by the number of Pledged Shares was equal to or greater than the Net Outstanding Amount and the Principal Outstanding Amount is equal to or greater than NIS 279,825,000 and equal to or less than NIS 559,650,000 then 67% of the proceeds shall be paid to the Trustee and distributed by the Trustee pro-rata to each Noteholder and be applied towards the Principal Outstanding Amount and the remaining 33% shall be paid to the Issuer (that may distribute or otherwise disburse the funds to its shareholders); or

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(iii) if at such time the VWAP multiplied by the number of Pledged Shares was equal to or greater than the Net Outstanding Amount and the Principal Outstanding Amount is less than NIS 279,825,000 then 50% of the proceeds shall be paid to the Trustee and by the Trustee pro-rata to each Noteholder and be applied towards the Principal Outstanding Amount and the remaining 50% shall be paid to the of Issuer (that may distribute or otherwise disburse the funds to its shareholders).

(ii) In respect of Consideration paid to the Trustee.

(1) First such amount shall be applied for the repayment of any amount outstanding on account of due and owing interest on the Notes;

(2) Second an amount equal to the next scheduled interest payment on the Notes shall be retained in the pledged account unless such amount has already been deposited in the pledged account and

(3) Third any remainder shall be applied -

(i) if at such time the VWAP multiplied by the number of Remaining Shares was less than the Net Outstanding Amount or if the Principal Outstanding Amount is greater than NIS 559, 650,000 then 100% of the proceeds will be paid to the Trustee and distributed by the Trustee pro rata to each Noteholder and be applied towards the Principal Outstanding Amount.

(ii) if at such time the VWAP multiplied by the number of Remaining Shares was equal to or greater than Net Outstanding Amount and the Principal Outstanding Amount is equal to or greater than NIS 279,825,000 and equal to or less than NIS 559,650,000 then 67% of the proceeds shall be paid to the Trustee and distributed by the Trustee pro-rata to each Noteholder and be applied towards the Principal Outstanding Amount and the remaining 33% shall be paid to the Issuer (that may distribute or otherwise disburse the funds to its shareholders); or

(iii) if at such time the VWAP multiplied by the number of Remaining Shares was equal to or greater than the Net Outstanding Amount and the Principal Outstanding Amount is less than NIS 279,825,000 then 50% of the proceeds shall be paid to the Trustee and by the Trustee pro-rata to each Noteholder and be applied towards the Principal Outstanding Amount and the remaining 50% shall be paid to the Issuer (that may distribute or otherwise disburse the funds to its shareholders).

(d)	Additional Partial Mandatory Prepayments

(i) In the event the number of Pledged Shares on the date that is six months after the Effective Date is less than 48,016,667 Shares (which number shall be reduced by any Pledged Shares disposed of in Permitted Disposals and all subject to adjustments by the Trustee, if necessary, to account for any Change in Capital occurring after the date of the Assumption Agreement1(“the First Required Share Amount”), the Issuer will pay to the Trustee an amount equal to NIS25 multiplied by the

[1]	an example for such adjustment is set forth in Exhibit 7(d) to this document.

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difference between the First Required Share Amount and the number of Pledged Shares, for the partial redemption of the Notes. The Trustee shall pay such amount pro-rata to each Noteholder and be applied towards the Principal Outstanding Amount. The Trustee will apply any funds deposited to the Second Portion Trust Account for such payment obligation. and

(ii) In the event the number of Pledged Shares on the date that is 7 months and 15 days after the Effective Date is less than 51,000,000 Shares (which number shall be reduced by (a) any Pledged Shares disposed of in Permitted Disposals and (b) any partial redemption of the Notes in lieu of purchase of all or part of the Second Portion of the Additional Shares pursuant to the terms of the Assumption Agreement) and all subject to adjustments by the Trustee, if necessary, to account for any Change in Capital occurring after the date of the Assumption Agreement (“the Second Required Share Amount”), the Issuer will pay to the Trustee an amount equal to NIS25 multiplied by the difference between the Second Required Share Amount and the number of Pledged Shares , for the partial redemption of the Notes. The Trustee shall pay such amount pro-rata to each Noteholder and be applied towards the Principal Outstanding Amount; The Trustee will apply any funds deposited to the Third Portion Trust Account for such payment obligation;

For the avoidance of doubt: in the event of any discrepancy between the amount of payment due under Section 7(d)(i) and the amount of payment due under Clause 1(C)(a) of the Assumption Agreement, or in the event of any discrepancy between the amount of payment due under Section 7(d)(ii) and the amount of payment due under Clause 1(C)(b) of the Assumption Agreement, the amounts determined pursuant to Clauses 1(C)(a) and 1(C)(b) of the Assumption Agreement (as applicable) shall prevail.

(e)	Reduction of Principal Outstanding Amount

Unless a Default shall have occurred and is continuing, in the event that -

(i)	The Principal Outstanding Amount as at fifth anniversary of the Effective Date is equal to or less than NIS 46,800,000, then the Principal Outstanding Amount at the time shall be reduced to nil. Such reduction shall be applied pro rata across all Noteholders; or

(ii)	The Principal Outstanding Amount as at sixth anniversary of the Effective Date is equal to or less than NIS 23,400,000, then the Principal Outstanding Amount at the time shall be reduced to nil. Such reduction shall be applied pro rata across all Noteholders;

(f)	Purchase: The Issuer may at any time purchase Notes in the open market or otherwise and at any price.

(g)	Cancellation: All Notes so redeemed or purchased by the Issuer or any Affiliate thereof shall be cancelled and may not be reissued or resold.

8.	Payments

(a)	Payments due on account of the Notes (including, without limitation, principal and interest) shall be made by NIS wire transfer to such account or accounts of each Noteholder as appears in the Register on the Record Date (as defined below).

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(b)	Payments subject to fiscal laws: All payments in respect of the Notes are subject in all cases to any applicable fiscal or other laws and regulations in the State of Israel, but without prejudice to the provisions of Section 8(d) hereof and Section 7 of the Assumption Agreement. No banking commissions or expenses shall be charged to the Noteholders in respect of such payments.

(c)	Record Date: Each payment in respect of a Note will be made to the Person shown as the Holder in the Register at the opening of business in the place of the Registrar’s Specified Office on the twelfth day before the due date for such payment (the “Record Date”).

(d)	The provisions of Clause 7 of the Assumption Agreement shall apply to any tax payable under the Notes or any other Issue Document.

9.	Events of Default

If any of the following events occurs, then the Trustee (only if required by an Extraordinary Resolution or a Written Resolution (as such terms are defined in the Trust Deed) of the Noteholders) or Noteholders comprising not less than 66.7% of the Principal Outstanding Amount may: (i) demand that all or part of the Notes, together with accrued interest and all other amounts accrued under the Issue Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or (ii) take any action to realise any Security Interest under the Debentures (provided that the realisation of any Security Interest in the Shares pledged under the Debentures shall be subject to Applicable Law) and/or to make any claim or take any action to enforce any of their rights under Applicable Law as the Trustee or such Noteholders may determine in their absolute discretion (subject to the receipt of the MOC Approval) take any action pursuant to the Trust Deed), all of the foregoing without further action or formality:

(a)	Non Payment of Interest/other amounts: The Issuer does not pay on the due date any amount of interest or other amount (other than principal) payable on the Notes or under any other Issue Document at the place and in the currency in which it is expressed to be payable unless payment is made within seven days of its due date.

(b)	Non Payment of Principal: The Issuer does not pay on the due date (whether at maturity, upon acceleration, redemption or otherwise) any amount of principal payable on the Notes at the place and in the currency in which it is expressed to be payable.

(c)	Insolvency or Bankruptcy:

(i)	The Issuer or the Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under Applicable Law, suspends or threatens to suspend making payments on any of its debts; or

(ii)	a moratorium or a freeze proceeding is declared in respect of any indebtedness of the Issuer or the Company provided that the ending of the moratorium or a freeze proceeding will not remedy any Event of Default caused by such moratorium or freeze proceeding; or

(iii)	the Issuer or the Company (i) adopts a resolution for winding-up or dissolution, entry into receivership or administration, or (ii) an order of liquidation is issued in respect of the Issuer or the Company; or (iii) the Issuer or the Company enters into receivership.

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(d)	Insolvency Proceedings:

(i)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)	the suspension of payments, a moratorium or a freeze proceeding of any indebtedness, winding-up, dissolution (whether temporary or permanent), administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Issuer or the Company;

(B)	a composition, compromise, assignment or arrangement with any creditor of the Issuer or the Company, other than any such arrangement entered into for the purpose of a solvent restructure or merger which (i) does not require the consent of any creditor including the Noteholders or (ii) if the consent of any such creditor is required, where such consent has been given by such relevant creditor and the Trustee (acting on the instructions of the Noteholders);

(C)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, custodian, trustee or other similar officer (each such appointment, whether temporary or permanent) in respect of the Issuer or the Company; or

(D)	(i) any crystallisation or enforcement of any security, or placement of any attachment over assets of the Company with a value exceeding US$25,000,000 (or its equivalent in any other currency or currencies) which is not discharged, stayed or dismissed within 45 days of commencement; or (ii) placement of any attachment over the Shares pledged under the Debentures, which is not discharged, stayed or dismissed within 14 days, except for attachments placed solely as a result of or in connection with any obligations of the Noteholders.

(E)	(i) any crystallisation or enforcement of any security, or placement of any attachment over any asset of the Issuer; or (ii) placement of any attachment over the Pledged Shares , except for attachments placed solely as a result of or in connection with any obligations of the Noteholders.

(ii)	Paragraphs (i)(A) and (C) shall not apply to any petition (except a petition that was initiated by the Issuer, the Company or any Affiliate of the Issuer or the Company, or which such person indicates its consent to, approval of or acquiescence in) which is, in the reasonable opinion of the Noteholders frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement or, if earlier, the date on which it is advertised.

(e)	Breach of covenants: The Issuer does not comply with any of the covenants set out in the Issue Documents (other than an event that is an Event of Default under Section 9(a) above), which remains un-remedied for 30 days after the Trustee has given written notice of such event or circumstance.

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(f)	Deleted.

(g)	Unlawfulness and invalidity:

(i)	It is or becomes unlawful for the Issuer to perform any of its obligations (i) under the Issue Documents which is material in the context of the Notes or (ii) under the Debentures; or

(ii)	any obligation or obligations of the Issuer under the Issue Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Noteholders; (iii) the Debentures ceases to be legal, valid, binding, enforceable or effective or is alleged by the Issuer to be ineffective.

(h)	Cross Default

(i)	Any Indebtedness in an aggregate amount of at least US$25,000,000 (or its equivalent in any other currency or currencies) of the Issuer or the Company is not paid when due or after the expiration of any applicable grace period; or

(ii)	any default or event of default (other than if caused solely by virtue of non-payment) shall have occurred under any documentation pertaining to any Indebtedness in an aggregate amount of at least US$25,000,000 (or its equivalent in any other currency or currencies) of the Issuer or in an aggregate amount of at least US$50,000,000 (or its equivalent in any other currency or currencies) of the Company; provided that any applicable grace periods under such documentation shall have elapsed, and so long as such default and event of default shall not have been waived or cured.

(i)	Share Delisting: If the Shares cease to be listed for trading on both the Tel-Aviv Stock Exchange and NASDAQ or if the Company files any application for the delisting of the Shares from both the Tel-Aviv Stock Exchange and NASDAQ.

(j)	Material Adverse Effect: a Material Adverse Effect has occurred.

(k)	Inaccuracy of representation: Any representation and warranty by the Issuer in the Issue Documents is or proves to be untrue or incorrect; provided that the Trustee or Noteholders comprising of not less than 66.7% of the Principal Amount Outstanding reasonably determine that such event may adversely affect the rights of the Noteholders in a material respect.

(l)

Licences: If any Licence is surrendered, terminated, withdrawn, suspended for at least seven consecutive days, cancelled or revoked or does not remain in full force and effect or otherwise expires and is not renewed prior to its expiry (in each case, without replacement by a licence(s) or Authorisation, as applicable having substantially equivalent effect) or if any event occurs which is reasonably likely to give rise to the revocation, termination, cancellation or suspension for at least seven consecutive days of any Licence (without replacement) in such circumstance where the Issuer is unable to demonstrate to the reasonable satisfaction of the Trustee and the Noteholders within 7 days of such event

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occurring that such termination, suspension or revocation will not occur; provided that the foregoing shall only apply to such Licence or Licences which, individually or collectively, accounted for at least 5% of the gross revenues of the Company in the preceding four fiscal quarters.

(m)	No Trading in Company Securities: In the event that with respect to any Shares or other securities convertible into Shares of the Company which are traded on a stock exchange, there is no trading in such Shares or other securities convertible into Shares which are traded on a stock exchange for a consecutive period of (i) 14 days or more on which trading is conducted on such stock exchange if trading continues on at least one other Exchange; or (ii) 7 days or more on which trading is conducted on such stock exchange if no trading is conducted on any Exchange.

(n)	The SPV shall have failed to provide the Trustee with duly executed instructions to Bank Hapoalim B.M. to transfer all Distributions deposited in the Distribution Bank Account to the Distribution Trust Account, within three (3) Business Days after deposit of Distributions in the Distribution Bank Account, or otherwise be in breach of its undertakings pursuant to Clause 1(B)(b)(iv) of the Assumption Agreement and/or shall have failed to provide the Trustee on the third Business Day following the Effective Date with duly executed instructions to Bank Hapoalim B.M. to transfer all funds comprising part of the Second Portion Consideration to the Second Portion Trust Account or otherwise be in breach of its undertaking pursuant to Clause 1(C)(a) of the Assumption Agreement relating to the use of the Second Portion Consideration which is deposited in the Distribution Bank Account.

(o)	Non-Compliance with any Securities Authority or Stock Exchange: In the event that the Issuer or the Company breaches or fails to comply with any undertakings or obligations entered into by it, or imposed on it, in favour of any securities authority or stock exchange in any country or state in which shares, securities or debentures of the Company are traded or listed or fails to comply with any rules, regulations or other law of any such securities authority or stock exchange, except that and as long as such securities authority or stock exchange, as applicable, gave the Issuer or the Company, as applicable, an extension for curing such breach or failure - and such breach or failure is not amended within the extension period given; provided that the Noteholders comprising of not less than 66.7% of the Principal Amount Outstanding reasonably determine that such event may adversely affect the rights of the Noteholders in a material respect.

(p)	Non Compliance with Certain Covenants: In the event of non-compliance with, or breach of any of the covenants set forth in Sections 4(a) (Negative Pledge), 4(e) (Merger), 4(k) (Additional Collateral), 4(n) (Unrestricted Shares), 4(q) (Voting Covenant) 4(r), 4(s) (Acquisitions), 4(t) (Joint Ventures), 4(u) (Holding Companies), 4(v) (Disposals), 4(w) (Loans or Credit), 4(x) (No Guarantees or indemnities), 4(y) (Dividends and share redemption), 4(z) (Financial Indebtedness), 4(aa) (Share Capital), 4(bb) (Organizational Documents) or 4(cc) (Shareholders Agreement).

(q)	Dilution of Shares and Other Equity Interests: In the event that the Company shall issue any Shares or other equity interests in the Company or securities convertible into Shares or into such other equity interests in the Company to any Interested Party, except for bonus shares, or in the event that the Company issues Shares or other equity interests, unless the proposed issue price multiplied by the number of Pledged Shares at the time of issuance is equal to or greater than the Principal Outstanding Amount and no Change of Control occurs as a result of such issue.

(r)	Excess Distribution In the event the Company makes an Excess Distribution, other than as permitted pursuant to Section 2(k) above.

10.	Currency

(a) Amounts payable in respect of costs, expenses and taxes are payable in the currency in which they are incurred.

(b) All other amounts payable under the Notes shall be paid in New Israeli Shekel.

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(c) To the extent any amount is paid or received by the Noteholders or the Trustee in a currency other than New Israeli Shekel, then such recipient shall apply the amount received by it in or towards the purchase of New Israeli Shekel at the rate and upon such other terms (including fees and commissions) offered to it by any bank or other financial institution determined by it. Only the amount of New Israeli Shekel actually received by the Noteholders or the Trustee, as applicable, following conversion and net of all costs and expenses associated with such conversion shall be deemed the amount paid or received by the Noteholders or the Trustee, as applicable.

11.	Enforcement

(a) The Trustee shall, immediately at the request of Noteholder/s holding at least 66.7% of the Principal Outstanding Amount, pursuant to an Extraordinary Resolution or a Written Resolution (as such terms are defined in the Trust Deed),, institute such proceedings against the Issuer as the Noteholders may think fit to recover any amounts due in respect of the Notes which are unpaid or to enforce any of the rights under the Trust Deed and/or the other Issue Documents, including, without limitation, any and all actions upon the occurrence of a Default or an Event of Default, but it may elect not to take any such proceedings or actions unless it shall have been so directed by Noteholder/s holding at least 66.7% of the Principal Outstanding Amount (it being clarified that the realisation of the Pledged Shares shall be subject to the limitations set forth in Section 7 of the Debentures).

12.	Notices

Every notice or other communication sent to the Noteholders delivered in person or by courier service shall be deemed to have been given upon delivery to the address of each Noteholder as it appears in the Register, those given by facsimile transmission (to the extent a facsimile number was provided by such Noteholder and appears in the Register) shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or air mail if the posting is international) to the address of each Noteholder as it appears in the Register shall be deemed given five (5) Business Days after posting. All notices shall be made in English.

13.	Governing Law and Jurisdiction

(a)	Governing law: The Trust Deed, the Notes and all matters arising from or connected with it are governed by, and shall be construed in accordance with, the laws of the State of Israel, without regard to conflict of law principles thereof.

(b)	Jurisdiction: The competent courts in the city of Tel Aviv have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with the Trust Deed or the Notes (including a dispute regarding the existence, validity or termination of this Trust Deed or Notes) or the consequences of their nullity.

14.	No Set Off or Counterclaim

All payments made by the Issuer under the Issue Documents shall be calculated without reference to any setoff or counterclaim and shall be made free and clear without any deduction for or on account of any setoff or counterclaim.

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15.	Language

It is acknowledged and agreed that English shall be the governing language in the Issue Documents, irrespective of any translations, whether official or unofficial, into any other language.

16.	Trustee’s Role

It is hereby acknowledged and agreed that Trustee shall have no independent duty or obligation to check compliance of the Issuer with any of the terms and covenants included herein and may elect not to take any actions under specified herein unless it shall have been so directed by Noteholder/s holding at least 66.7% of the Principal Outstanding Amount. The authority to declare that a Default or an Event of Default has occurred and whether it is capable of remedy shall be vested solely with the Noteholders as detailed in Trust Deed, and in accordance with the other Issue Documents, and Trustee shall have no such authority. If an act that the Issuer is permitted to undertake under the Issue Documents (and one which does not require a consent from the Noteholders or any portion thereof) requires any signature, or any other action of the Trustee, the Noteholders shall cooperate with the Issuer and shall give relevant instructions to the Trustee to provide such signature, or action, subject to the limitations and requirements under the Issue Documents. Without limiting the generality of the above, such action by the Trustee may be required in connection with the redemption of redeemable shares, the sale of Shares in a Permitted Disposal and the conversion of Unrestricted Shares into Restricted Shares, all subject to the limitations and requirements under the Issue Documents.